Exhibit 99.1

NeoRx Shareholders Approve Financing Transaction

SEATTLE (April 25, 2006) – NeoRx Corporation (NASDAQ:NERX) today announced that it has received all shareholder approvals required to proceed with its previously announced $65 million financing transaction.  The proposed financing transaction and amendment of the Company’s articles of amendment to increase the authorized common stock were approved by more than

94 percent of nearly 20 million shares voting on each proposal.  As a result, the Company expects to close the financing transaction on or before April 26, 2006.

About NeoRx

NeoRx is a specialty pharmaceutical company dedicated to the discovery, development and commercialization of oncology drugs that impact the lives of individuals afflicted with cancer.  The Company currently is focusing its development efforts on picoplatin, a new generation platinum therapy that provides a differentiated spectrum of activity, reduced reactivity and an improved safety profile.  An intravenous chemotherapeutic, picoplatin is designed to overcome multiple mechanisms of platinum-based chemoresistance.  NeoRx also is collaborating with the Scripps Florida Research Institute on the discovery of novel, small-molecule, multi-targeted protein kinase inhibitors for the treatment of cancer.   For more information, visit www.neorx.com.

This release contains forward-looking statements, including statements regarding the Company’s expectations regarding the closing of the securities financing.  The Company’s actual results may differ materially from those anticipated in these forward looking statements based on a number of factors, including the uncertainties associated with the satisfaction or waiver by the Company and the investors of other conditions required to be performed prior to closing of the transaction and the other risks and uncertainties described in the Company’s current and periodic reports filed with the Securities and Exchange Commission, including NeoRx’s Annual Report on Form 10-K for the year ended December 31, 2005.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.  The Company undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

© 2006 NeoRx Corporation. All Rights Reserved.

For Further Information:

NeoRx Corporation

Julie Rathbun

Corporate Communications

NeoRx Corporation

300 Elliott Avenue West, Suite 500

Seattle, WA  98119

206-286-2517

jrathbun@neorx.com

# # #